SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PAC-WEST TELECOMM, INC.

(Exact name of registrant as specified in its charter)

California	68-0383568

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1776 W. March Lane, Suite 250
Stockton, CA 95207
(209) 926-3300

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Robert C. Morrison, Esq.
Vice President and General Counsel
1776 W. March Lane, Suite 250
Stockton, CA 95207
(209) 926-3358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael T. Wolf, Esq.
Jenner & Block, LLP
One IBM Plaza
Chicago, IL 60611
(312) 840-7206

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of each class of		Offering Price per	Proposed Aggregate	Amount of Registration
securities to be registered	Amount to be Registered[1]	Unit[2]	Offering Price[2]	Fee[3]
Common stock, par value $0.001	26,667,401 shares	$1.475	$39,334,417.00	$4,984.00

1 Includes 26,666,667 shares of common stock issuable upon exercise of warrants issued pursuant to the Note and Warrant Purchase Agreement and 734 shares of common stock held by certain securityholders having registration rights pursuant to the Registration Agreement dated September 16, 1998.

2 Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices for our common stock reported on the Nasdaq SmallCap Market on April 13, 2004.

3 Based on filing fee of $126.70 per million.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, dated April 14, 2004

PROSPECTUS

     The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

26,667,401 Common Shares

     The selling securityholders listed in the section of this prospectus entitled “Selling Securityholders,” which we refer to in this prospectus as the selling securityholders, not Pac-West Telecomm, Inc., will be selling the shares of our common stock, par value $0.001 per share, offered by this prospectus. Substantially all of the shares of our common stock offered by this prospectus, 26,666,667 shares, are issuable upon exercise of warrants issued to Deutsche Bank AG — London acting through DB Advisors, LLC in connection with the Note and Warrant Purchase Agreement, dated as of October 17, 2003, among us and certain of the selling securityholders, which we refer to in this prospectus as the purchase agreement. The remaining 734 shares of our common stock offered by this prospectus are held by certain other selling securityholders having registration rights pursuant to the Registration Agreement, dated as of September 16, 1998, among us and certain of the selling securityholders, which we refer to in this prospectus as the old registration agreement. We will not receive any proceeds from the sale of these shares of common stock pursuant to this prospectus. We issued all of the warrants to Deutsche Bank in connection with a financing transaction completed on December 19, 2003. See “Prospectus Summary — Recent Developments.”

     The shares of our common stock offered by this prospectus may be sold from time to time by the selling securityholders at prices and on terms to be determined at the time of sale.

     Our common stock is currently quoted on The Nasdaq SmallCap Market under the symbol “PACW.” On April 13, 2004, the closing price of our common stock was $1.47 per share.

     Investing in our common stock involves risks. See “Risk Factors” section of the prospectus, starting on page 2.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is           , 2004.

     You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus may only be as accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any offer or sale of our common stock. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of delivery or of any sale of our common stock. Since our business, financial condition, results of operations and prospects may have changed since the filing of the information incorporated by reference, you should consider all information incorporated and the prospectus as a whole in making your investment decisions.

     In this prospectus, we use the terms “Pac-West,” “we,” “us,” “our” and the “Company” to refer to Pac-West Telecomm, Inc., a California corporation.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended. This prospectus and any supplement do not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement and the documents incorporated by reference in the registration statement, including its exhibits. Statements contained in this prospectus and any supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. You should read both this prospectus and any supplement together with additional information described under the heading “Available Information” below.

AVAILABLE INFORMATION

     In accordance with the terms of the prospectus, we file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. For further information about the public reference room, call 1-800-SEC-0330. The SEC also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such website is located at http://www.sec.gov.

     We have not authorized anyone to give you, and you should not rely on, any information or representations other than those contained in this prospectus. This prospectus does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances in which that offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the offer or solicitation to be made by a licensed broker or dealer, we will deem the offer or solicitation to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. The information contained in this prospectus is current as of the date of this prospectus, and you should not presume that the information is current after that date even if we subsequently deliver copies of this prospectus.

INCORPORATION BY REFERENCE

     This prospectus incorporates by reference the documents listed in the following paragraph that we have previously filed with the SEC. These documents contain important information about us and our financial condition. This means that we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. We incorporate by reference in this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004 (File Number 333-86607 ); and

•	the description of our common stock contained in our Registration Statement of Form S-1, filed with the SEC on September 7, 1999 (File Number 333-86607), as amended on November 3, 1999 (File Number 333-86607).

     We also incorporate by reference in this prospectus any documents that we subsequently file with the SEC pursuant to the terms of the prospectus or under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or prior to the termination of this offering.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC’s web site at the address referred to above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Pac-West Telecomm, Inc.
1776 W. March Lane, Suite 250
Stockton, California 95207
http://www.pacwest.com
Attn: Reid Cox
(209) 926-3300

     Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements, subject to uncertainties and risks. In this prospectus, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in this prospectus under the section headed “Risk Factors”, starting on page 2, and elsewhere.

     Other important factors that could affect our future results and cause those results or other outcomes to differ materially from those expressed in the forward-looking statements include:

•	deterioration in economic and business conditions;

•	rapidly changing technology challenging our businesses’ ability to adapt successfully;

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•	significant changes in our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	unexpected challenges created by legislative and regulatory developments;

•	changes in our business strategy and development plan;

•	the continuing threat of terrorist attacks, the military activity in Iraq, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions as a result of these events may continue to affect the United States and the global economy and may increase other risks; and

•	other risks described from time to time in periodic reports that we file with the SEC.

     You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements speak only as of the date of this prospectus. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included, or incorporated by reference, in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference into this prospectus. Capitalized terms have the meanings given to them elsewhere in this prospectus. This summary highlights information about us. Because this section is a summary, it may not contain all of the information you should consider before investing in shares of our common stock. You should carefully read this entire prospectus, including the “Risk Factors” section, starting on page 2, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of our Company and the shares of common stock offered by this prospectus. In particular, we incorporate important business and financial information in this prospectus by reference.

Our Company

     The Company was incorporated in May 1996 in the State of California. Our predecessor (also known as Pac-West Telecomm, Inc.), which transferred its telephone division to our Company effective September 30, 1996, began offering long distance service in 1982 and local service in 1996 in California. Today we have evolved into a high-value independent broadband provider of integrated business communications solutions within our target markets. Our customers include Internet service providers and enhanced communications service providers, collectively referred to as service providers, or SPs, and the enterprise market, also referred to as small and medium-sized enterprise, or SME, businesses, many of which are communications-intensive users.

     We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provide us with a competitive advantage over incumbent local exchange carriers, or ILECs, and other competitive local exchange carriers, or CLECs, particularly for SPs. Our ubiquitous network in California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization and strong gross profit margins.

     Our principal executive offices are located at 1776 W. March Lane, Suite 250, Stockton, CA 95207. Our telephone number is (209) 926-3300. Our corporate web site is located at http://www.pacwest.com.

Recent Developments

     On December 19, 2003, the Company issued to Deutsche Bank AG-London, acting through DB Advisors, LLC, as investment advisor, a floating rate, pay-in-kind senior secured promissory note in the principal amount of $40.0 million and 3-year warrants to purchase 26,666,667 shares of the Company’s common stock at an exercise price of $1.50 per share. The senior secured note matures in December 2006 but is extendable by Deutsche Bank for up to an additional

18 months at the option of Deutsche Bank. In addition, if Deutsche Bank extends the maturity date of the senior secured note, the term of the warrants will be extended to the same date. The senior secured note, which is secured by substantially all of the Company’s assets, will accrue interest at a rate equal to LIBOR plus 50 basis points, which was approximately 1.7% on December 31, 2003. In connection with this transaction, we agreed to file a shelf registration statement, which includes this prospectus, covering the shares of common stock issuable upon exercise of the warrants, and to use our reasonable best efforts to keep the registration statement continuously effective under the Securities Act of 1933, as amended, until the date when all registrable securities covered by such registration statement have been sold. In addition, Deutsche Bank and its transferees will generally have the right on two occasions to demand that a registration statement be filed covering the common stock issuable upon exercise of the warrants and to “piggy-back” on certain other registration statements filed by us.

     On December 19, 2003, in order to achieve debt service savings and reduce outstanding indebtedness, we completed a cash tender offer in which we purchased $59.0 million, or approximately 62.0%, of the $95.1 million in then outstanding principal amount of our Series B 13.5% Senior Notes due 2009. In conjunction with the tender offer, we also solicited consents to effect certain proposed amendments to the indenture governing the senior notes. These amendments to the indenture governing the senior notes, which are now effective, eliminated most of the indenture’s principal restrictive covenants and amended certain other provisions contained in the indenture that would have otherwise prohibited the issuance of the senior secured note.

RISK FACTORS

     Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, and as a result, our actual results may differ materially from those discussed in this report. These uncertainties and risks include, among other things, the uncertainties and risks identified below. You should be aware, however, that the uncertainties and risks described below are not the only uncertainties and risks we are facing or will face in the future. Additional uncertainties and risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risk Factors Related to Our Business

We have a substantial amount of indebtedness and are highly leveraged

     As of December 31, 2003, our long-term debt totaled $54.7 million. We may also incur additional indebtedness in the future to expand and develop our current business and services, make strategic acquisitions and enter new markets. Our substantial indebtedness could, among other things:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, marketing costs and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, marketing efforts and other general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	limit our ability to borrow additional funds.

We may not be able to generate sufficient cash to service our indebtedness.

     Failure to generate cash in the future either from operations or from additional financing will adversely affect our ability to make payments on and to refinance our indebtedness and to fund capital expenditures and marketing efforts. Our ability to generate cash from operations will be particularly dependent on our ability to expand our business and manage our growth, provide competitive services, comply with applicable governmental regulations, negotiate favorable agreements and to maintain or lower our current expenditure rate. In addition, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance this indebtedness on commercially reasonable terms or at all.

A substantial portion of our total revenue is from reciprocal compensation payments which are subject to regulatory and legal uncertainty.

     A substantial portion of our revenues is derived from reciprocal compensation paid by ILECs with which we have interconnection agreements. We earn reciprocal compensation revenue by terminating on our network, local calls that originate on another carrier’s network. We believe that under the Telecommunications Act of 1996, other ILECs should have to compensate us when their customers place calls to Internet service providers who are our customers. The right of CLECs, such as us, to receive this type of compensation is the subject of continual regulatory and legal challenges by the ILEC’s. For example, both Verizon and SBC have attempted to adopt the FCC’s Intercarrier ISP Compensation Order, which we refer to as the FCC order. In particular, the FCC Order introduced a series of declining reciprocal compensation pricing tiers for minutes of use, at rates starting below the rates previously negotiated in our interconnection agreements with both carriers. The lowest pricing tier specified by the order went into effect on June 15, 2003, and will remain in effect until such time that a replacement FCC Order may be introduced.

     Additionally, the FCC Order introduced artificial annual growth limits on compensable minutes of use subject to reciprocal compensation based on the composition and balance of traffic between carriers. Based on their interpretations of the growth cap formula, Verizon commenced withholding reciprocal compensation payments to us during July 2003 for the remainder of 2003, and SBC commenced withholding in December 2003. ILECs that withheld reciprocal compensation payments for 2003 based on their interpretation of the FCC Order may also withhold reciprocal compensation payments in 2004 and beyond pending resolution of this issue. We are disputing these withheld reciprocal compensation revenues and have challenged the legality of the growth caps as well as Verizon’s and SBC’s implementation of the FCC Order. There are no assurances that we will ever receive any disputed past or future reciprocal compensation payments. In addition, other regulatory and legal decisions providing that other carriers do not have to compensate us for these calls could limit our ability to service this group of customers profitably and could have a material adverse effect on us.

A substantial portion of our total revenue is based upon reciprocal compensation rates, which have been declining and are expected to continue to decline.

     Reciprocal compensation payments from ILECs accounted for approximately 35.0%, 48.7% and 41.6% of our total revenues for the years ended December 31, 2003, 2002 and 2001, respectively. Reciprocal compensation revenue is a function of the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by the ILECs. During 2003, we experienced an average decrease of approximately 46.4% in the rate at which we are compensated at by the ILECs. This was largely due to lower compensation rates enacted by both SBC’s and Verizon’s adoption of the FCC order. This resulted in the withholding of reciprocal compensation payments by Verizon for the final five months and SBC for the final month in 2003. If this trend is repeated in 2004 it could mean that future reciprocal compensation payments could decline.

We may not have sufficient funds available to expand our business.

     We may need to make significant capital expenditures in order to expand and develop our current business and to support new product offerings. We expect to fund these expenditures through existing resources, through internally generated funds, or through future equity and debt financings. If we are unable to raise sufficient funds, we may have to delay or abandon some of our expenditures or plans for future growth. This would result in underutilization of our established infrastructure, reduced profitability and may negatively affect our ability to compete for and satisfy the demands resulting from the growth and expansion of our customer base.

The covenants in the Guaranty and Security Agreement related to the senior secured note could adversely affect the operation of our business.

     On December 19, 2003, we entered into a guarantee and security agreement with Deutsche Bank in connection with the issuance of a senior secured note. The guarantee and security agreement grants Deutsche Bank a security interest in substantially all of our assets and contains provisions which limit our management’s discretion by restricting our ability to: incur additional debt; pay dividends and make other distributions and restricted payments; prepay subordinated debt; sell assets; and enter into certain transactions with affiliates. If we fail to comply with the restrictions and covenants of the guaranty and security agreement or any other subsequent financing agreements, a default may occur. This default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.

The loss of key executive officers could negatively impact our business prospects.

We believe that a critical component of our success will be the retention of our key executive officers. Mr. Henry R. Carabelli, our President and Chief Executive Officer, has significant expertise in the telecommunications industry and has been instrumental in establishing and executing our business plan and strategy. The loss of the services of Mr. Carabelli or our other executive officers, including the following officers could adversely affect our business prospects, financial condition and results of operations:

•	H. Ravi Brar, our Chief Financial Officer;

•	Todd M. Putnam, our Chief Information Officer;

•	Michael B. Hawn, our Vice President, Customer Network Services;

•	Wayne Bell, our Vice President, Marketing and Sales;

•	Christine Ruane, our Vice President, SME Sales;

•	Eric E. Jacobs, our Vice President, General Manager Service Provider Sales;

•	Peggy McGaw, our Vice President, Finance;

•	John F. Sumpter, our Vice President, Regulatory and Human Resources; and

•	Robert C. Morrison, our Vice President and General Counsel.

We are dependent on many vendors and suppliers and their financial difficulties may adversely affect our business.

     We depend on many vendors and suppliers to conduct our business. For example, we purchase our network assets from equipment manufacturers and other suppliers, and we lease fiber and other circuits from other carriers as well as from companies, which construct these network elements for resale. Many of these third parties have experienced substantial financial difficulties, in some cases leading to bankruptcies and liquidations. The financial difficulties of these companies could have a material adverse affect on our business and prospects.

If we do not interconnect with and maintain efficient working relationships with our primary competitors, the ILECs, our business will be adversely affected.

     Many new carriers, including us, have experienced difficulties in working with the ILECs with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive UNEs and wholesale services and locating the new carriers’ equipment in the offices of the ILECs. As a new carrier, we must coordinate with ILECs so that we can provide local service to customers on a timely and competitive basis. The Telecommunications Act of 1996 created incentives for ILECs to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition.

     The regional Bell operating companies have been fined numerous times by both Federal and state authorities for their failure to comply with applicable telecommunications laws and regulations. We do not believe these fines have had any meaningful impact on the anticompetitive practices of many of these companies and in fact believe that these practices are increasing in most of our markets. We attempt to enforce our rights against these incumbent monopolies but often times the remedies are inadequate to change their anticompetitive practices and in any event provide us with little or no recovery of the damages we have suffered as a result of these practices. Moreover, efforts by us to enforce our rights against these companies may further diminish the level of cooperation we receive from them. If we cannot obtain the cooperation of a regional Bell operating company in a region, or a regional Bell operating company otherwise fails to meet our requirements, for example, because of labor shortages, work stoppages or disruption caused by mergers or other organizational changes or terrorist attacks, our ability to offer services in such region on a timely and cost-effective basis will be adversely affected.

Our principal competitors for local services, the ILECs, and potential additional competitors, have advantages that may adversely affect our ability to compete with them.

     The telecommunications industry is both highly competitive and dominated by the ILECs who enjoy the benefit of significant market share earned over time when there was little to no competition in the marketplace. Many of our current and potential competitors in the local market have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us. In each of the markets targeted by us, we compete principally with the ILEC serving that area. These ILECs enjoy advantages that may adversely affect our ability to compete with them. ILECs are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with Federal and state regulatory authorities. Federal Communications Commission, or FCC, and state administrative decisions and initiatives provide the ILECs with pricing flexibility for their private lines, which are private, dedicated telecommunications connections between customers; special access services, which are dedicated lines from a customer to a long distance company provided by the local phone company; and switched access services, which refers to the call connection provided by the local phone company’s switch between a customer’s phone and the long distance company’s switch.

     In addition, with respect to competitive access services, such as special access services as opposed to switched access services, the FCC recently granted ILECs increased pricing flexibility and deregulation for such access services after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, competitors such as ourselves could be materially adversely affected. If future regulatory decisions afford the ILECs increased pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors such as ourselves.

     We also face, and expect to continue to face, competition in the local market from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T Corporation, WorldCom, Inc. and Sprint Corporation, among others, and from other CLECs, resellers, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors in the local market. These competitive forces could adversely affect our business.

Some of our competitors have lower cost structures through restructuring activities.

Due to the readily available sources of capital during the 1990s, many CLECs and other incumbent carriers included building their own networks, including fiber transport capacity, as a key component of their operating plans. This resulted in an excess of network capacity in many areas throughout the U.S. with insufficient traffic volumes to cover the corresponding cost of capital and debt loads that were necessary to build the network infrastructures. Accordingly, some of the companies have not survived or have been forced to restructure, often through bankruptcy. When these companies restructure they generally have new, lower cost structures which often allow them to aggressively price their products and services, effectively driving down the market rates in a way that could adversely affect our business.

Our failure to manage growth could result in increased costs.

     We may be unable to manage our growth effectively. This could result in increased costs and delay our introduction of additional services. The development of our business will depend on, among other things, our ability to achieve the following goals in a timely manner, at reasonable costs and on satisfactory terms and conditions:

•	purchase, install and operate equipment;

•	negotiate suitable interconnection agreements with, and arrangements for installing our equipment at the central offices of, ILECs on satisfactory terms and conditions;

•	hire and retain qualified personnel;

•	lease suitable access to transport networks; and

•	obtain required government authorizations.

     Any significant growth will place a strain on our operational, human and financial resources and will also increase our operating complexity as well as the level of responsibility for both existing and new management personnel. Our ability to manage our growth effectively will depend on the continued development of plans, systems and controls for our operational, financial and management needs and on our ability to expand, train and manage our employee base.

Our services may not achieve sufficient market acceptance to become profitable.

     To be successful, we must develop and market services that are widely accepted by businesses at profitable prices. Our success will depend upon the willingness of our target customers to accept us as a high value independent broadband provider of integrated business communications solutions.

Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow.

     Market prices for our services have fallen in response to the competitive pressures we face, a trend which may continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our ability to meet price competition may depend on our ability to operate at costs equal to or lower than our competitors or potential competitors. There is a risk that competitors, perceiving us to lack capital resources, may undercut our rates, increase their services or take other actions that could be detrimental to us.

If we are unable to effectively deliver our services to a substantial number of customers, we may experience revenue losses.

     We cannot guarantee that our network will be able to connect and manage a substantial number of customers at high transmission speeds. If we cannot achieve and maintain digital transmission speeds that are otherwise available in a particular market, we may lose customers to competitors with higher transmission speeds and we may not be able to attract new customers. Actual transmission speeds on our network will depend on a variety of factors many of which are beyond our control, including the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors.

     Our ability to provide certain services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the ILECs. If the telephone lines are not adequate, we may not be able to provide certain services to many of our target customers and our expected revenues will be diminished. In addition, the ILECs may not maintain the telephone lines in a condition that will allow us to implement certain services effectively or may claim they are not of sufficient quality to allow us to fully implement or operate certain services.

We are dependent on effective billing, customer service and information systems and we may have difficulties in developing these systems.

     Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill and service customers, initiate, implement and track customer orders and achieve operating efficiencies. Our systems require continuous integration and on-going system development to ensure that they continue to meet our business needs.

     We cannot provide assurance that any of our systems will perform as expected because: we may fail to adequately identify all of our information and processing needs; our processing or information systems may fail or be inadequate; the scalability of our systems is unknown; we may not be able to effectively integrate such products or services; we may fail to upgrade systems as necessary; and third party vendors may cancel or fail to renew license agreements that relate to these systems. In addition, there can be no assurance that there would be synergy between the network architectures of our systems should it become necessary to transition data between our systems and other systems.

A system failure could delay or interrupt our services.

     Our operations are dependant upon our ability to support our network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in the loss of these customers and could have a material adverse effect on our business and our financial condition. Because of the nature of the services we supply and the nature of our network, it is not feasible to maintain complete backup systems, and the occurrence of a natural disaster, act of terrorism or other operational disruption or unanticipated problem could cause interruptions in the services we provide. Additionally, the failure of a major supplier to provide the communications capacity we require, or of a major customer to continue buying our goods and services, as a result of a natural disaster, act of terrorism or other operational disruption or any other reason, could cause interruptions in the service we provide and adversely affect our business prospects, financial condition and results of operations.

Risk Factors Related to Government Regulation

Our need to comply with extensive government regulation can increase our costs and slow our growth.

     Our networks and the provision of telecommunications services are subject to significant regulation at the Federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow our growth and have a material adverse effect upon us. Regulators at both the Federal and state level require us to pay various fees and assessments, file periodic reports, and comply with various rules regarding the contents of our bills, protection of subscriber privacy, service quality and similar matters on an ongoing basis. We cannot provide assurance that the FCC or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Regulators or others could challenge our compliance with applicable rules and orders. Such challenges could cause us to incur substantial legal and administrative expenses.

We may incur liabilities as a result of our Internet service offerings.

     United States law relating to the liability of on-line service providers and Internet service providers for information carried on, disseminated through, or hosted on their systems is currently unsettled. If liability is imposed on Internet service providers, we would likely implement measures to minimize our liability exposure. These measures could require us to expend substantial resources or discontinue some of our product or service offerings. In addition, increased attention to liability issues, as a result of litigation, legislation or legislative proposals could adversely affect the growth and use of Internet services.

Risk Factors Related to the Markets, the Economy and the Telecommunications Industry

Our stock has been extremely volatile.

     Our stock has experienced significant price and volume fluctuations, often times due to factors beyond our control. Given that our stock is thinly traded, sales by even a single large stockholder can materially decrease our market price. The market price for our common stock may continue to be subject to wide fluctuations in response to a variety of other factors, including but not limited to the following, some of which are beyond our control: revenues and operating results of our company or other emerging communications companies failing to meet the expectations of securities analysts or investors in any period; failure to successfully implement our business strategy; announcements of operating results and business conditions by our customers and competitors; technological innovations by competitors or in competing technologies; announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; announcements by third parties of significant claims or proceedings against us; investor perception of our industry or our prospects; economic developments in the telecommunications industry or general market conditions; or major geopolitical events such as war, terrorism or political change around the world.

Economic conditions in the State of California may negatively impact our financial results.

     The current economic conditions in California may negatively impact our financial results. The state’s economy continues to recover, but at a slower rate than the national average. There has been modest employment growth, but limited growth in wages and salaries. Weak economic conditions impact spending on telecommunication services. As a result continued weak economic conditions in California could negatively impact near-term financial results.

Telecommunication industry trends could slow or eliminate future growth.

     Competition in the communication services market has resulted in the consolidation of companies in our industry, a trend we expect to continue. In order to grow our business and better serve our customers, we continue to consider new business strategies, including potential acquisitions or new business lines. We believe that the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a significant competitive advantage that will enable us to successfully compete in the future, but we cannot guarantee that we will be able to sustain continued growth.

     The developing practice by the ILECs of bundling services including long distance over their comprehensive networks could make it difficult for us to retain customers or attract new ones. In addition, technology continues to evolve with the corresponding development of new products and services. There is no guarantee we will retain our customers with our existing product and service offerings or with any new products or services we may develop in the future.

Consolidation in the telecommunications industry could lead to the creation of stronger competitors.

     There has been consolidation in the telecommunications industry with several mergers and acquisitions and this trend may continue. In addition, some telecommunication companies have filed for bankruptcy protection and enjoy court protection from creditors and lower their cost structures. These events could lead to the creation of substantially larger competitors, which may have greater resources and lower cost structures than us.

USE OF PROCEEDS

     We will receive no proceeds from the sale of our common stock by the selling securityholders. All of the proceeds from the sale of our common stock offered by the selling securityholders pursuant to this prospectus will go to the selling securityholders.

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of our common stock offered by this prospectus. The selling securityholders of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealer may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or other discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

     The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly with any person to distribute the common stock.

     Under the Registration Rights Agreement, dated as of December 19, 2003, by and between the Company and Deutsche Bank AG — London acting through DB Advisors, LLC as investment advisor, entered into in connection with the issuance of the senior secured note and warrants, which we refer to in this prospectus as the new registration agreement, we agreed to use our reasonable best efforts to keep the registration statement, which includes this prospectus, continuously effective under the Securities Act of 1933, as amended, until the date when all registrable securities covered by such registration statement have been sold.

     Under the Registration Agreement, dated as of September 16, 1998 by and among the Company, John K. La Rue, Bay Alarm Company, certain investors and certain executives, which we refer to in this prospectus as the old registration agreement, we agreed, upon notification in accordance with certain requirements, to include the shares of our common stock held by certain selling securityholders in this registration.

     Under the old registration agreement and new registration agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of our common stock to the public other than discounts and commissions of brokers and the fees of the selling stockholder counsel.

SELLING SECURITYHOLDERS

     Under the new registration rights agreement, we agreed to use our reasonable efforts to register the common stock of our company issuable upon conversion of the warrants issued to Deutsche Bank AG — London, acting through DB Advisors, LLC in the financing transaction. Our registration of the common stock issuable upon conversion of the warrants issued to Deutsche Bank does not necessarily mean that Deutsche Bank will sell all or any of the shares.

     In addition, under the old registration agreement, we agreed, upon notification in accordance with certain requirements, to include the shares of our common stock held by certain selling securityholders in this registration. Our registration of the common stock held by certain selling securityholders pursuant to the old registration agreement does not necessarily mean that those certain securityholders will sell any or all of the shares.

	NUMBER OF SHARES OF	PERCENTAGE OF
	COMMON STOCK	SHARES OF COMMON
STOCKHOLDER	OWNED PRIOR TO THE	STOCK OWNED PRIOR
SELLING	OFFERING	TO THE OFFERING
Deutsche Bank AG — London acting through DB Advisors, LLC	26,666,667(1)	42.1%
Jonathan Abbey	367	(2)
Leslie Abbey	367	(2)

(1) Issuable upon exercise of the warrants.

(2) LESS THAN 1%.

LEGAL MATTERS

     The validity of our common stock, issued hereunder will be passed upon for us by Neumiller & Beardslee, a professional corporation, Stockton, California.

EXPERTS

     The consolidated financial statements and related financial statement schedule as of December 31, 2003 and 2002 and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     KPMG’s report refers to its audit of transitional disclosures for 2001 required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company on January 1, 2002, as more fully described in Note 4 to the consolidated financial statements. However, KPMG was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

     Arthur Andersen LLP were the independent accountants for the Company until June 4, 2002. Representatives of Arthur Andersen LLP are not available to consent to the incorporation by reference of their report on the consolidated financial statements of the Company incorporated by reference herein and in the registration statement. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report, investors will not be able to recover against Arthur Andersen LLP for untrue statements of a material fact contained in the consolidated financial statements audited Arthur Andersen LLP that are incorporated by reference herein and in the registration statement or any omissions to state a material fact required to be stated herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by us in connection with the issuance and distribution of our common stock being registered hereby. All of such expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission Registration Fee	$4,984
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$20,000
Printing Expenses	$10,000
Miscellaneous	$5,000

TOTAL	$89,984

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We have adopted provisions in our certificate of incorporation that limit the personal liability of our directors for monetary damages to the fullest extent permitted by California law. However, these provisions do not affect the directors’ responsibilities under any other laws, such as federal securities laws. Our articles of incorporation also authorize us to indemnify our agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the full extent permissible under California law. Accordingly, our bylaws provide indemnification, to the maximum extent and in the manner permitted by California law, to each of our directors, officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director, officer, employee, or agent of us.

     On February 11, 2004, our board of directors approved a form of indemnification agreement and authorized execution and delivery of indemnification agreements to each of our current directors and executive officers. These agreements provide our directors and executive officers with additional protections regarding the scope of the indemnification set forth in our articles of incorporation and bylaws.

     We currently have a directors’ and officers’ insurance policy. At present, there is no pending litigation or proceeding involving any director, officer or employee of ours in which indemnification by us is sought. In addition, we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULE

Exhibit Number	Description of Exhibit
4.1	Note and Warrant Purchase Agreement, dated as of October 17, 2003, by and between Pac-West Telecomm, Inc. and Deutsche Bank AG — London acting through DB Advisors LLC as investment advisor. (Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated October 21, 2003).

4.2	Warrant, issued as of December 19, 2003, by Pac-West Telecomm, Inc. (Incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated December 19, 2003).

4.3	Registration Rights Agreement, dated as of December 19, 2003, by and between Pac-West Telecomm, Inc. and Deutsche Bank AG — London acting through DB Advisors LLC as investment advisor. (Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K dated December 19, 2003).

4.4	Registration Agreement, dated as of September 16, 1998, by and among Pac-West Telecomm, Inc., John K. La Rue, Bay Alarm Company, certain investors and certain executives. (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (No. 333-86607).

5.1	Opinion of Neumiller & Beardslee.

23.1	Consent of KPMG, LLP.

23.2	Consent of Neumiller & Beardslee (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Exchange Act of 1934, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14 c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Stockton, State of California, on April 14, 2004.

POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints Henry R. Carabelli and H. Ravi Brar, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his name or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post effective amendments, and to file the same, with all exhibits thereto, any related registration statement filed pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
HENRY R. CARABELLI	President, Chief Executive Officer, and Director
(Principal Executive Officer)
By: /s/ Henry R. Carabelli

H. RAVI BRAR	Chief Financial Officer (Principal Financial Officer)
By: /s/ H. Ravi Brar

PEGGY MCGAW	Vice President Finance (Principal Accounting Officer)
By: /s/ Peggy McGaw

WALLACE W. GRIFFIN	Chairman
By: /s/ Wallace W. Griffin

JERRY L. JOHNSON	Director
By: /s/ Jerry L. Johnson

JOHN K. LA RUE	Director
By:

DAVID G. CHANDLER	Director
By: /s/ David G. Chandler

DR. JAGDISH N. SHETH	Director

SAMUEL A. PLUM	Director
By: /s/ Samuel A. Plum
A. GARY AMES	Director
By: /s/ A. Gary Ames

THOMAS A. MUNRO	Director
By: /s/ Thomas A. Munro

EXHIBITS INDEX

Exhibit Number	Description of Exhibit
4.1	Note and Warrant Purchase Agreement, dated as of October 17, 2003, by and between Pac-West Telecomm, Inc. and Deutsche Bank AG — London acting through DB Advisors LLC as investment advisor. (Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated October 21, 2003).

4.2	Warrant, issued as of December 19, 2003, by Pac-West Telecomm, Inc. (Incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated December 19, 2003).

4.3	Registration Rights Agreement, dated as of December 19, 2003, by and between Pac-West Telecomm, Inc. and Deutsche Bank AG — London acting through DB Advisors LLC as investment advisor. (Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K dated December 19, 2003).

4.4	Registration Agreement, dated as of September 16, 1998, by and among Pac-West Telecomm, Inc., John K. La Rue, Bay Alarm Company, certain investors and executives. (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed September 07, 1999 (No. 333-86607).

5.1	Opinion of Neumiller & Beardslee.

23.1	Consent of KPMG, LLP.

23.2	Consent of Neumiller & Beardslee (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).